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                                                                     EXHIBIT 5.1

                    [LETTERHEAD OF MORRISON & FOERSTER LLP]


                               December 13, 2001


American Pharmaceutical Partners, Inc.
10866 Wilshire Boulevard, Suite 1270
Los Angeles, California 90024

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 of American Pharmaceutical Partners, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Registration Statement") on October 3, 2001, relating to the registration under the Securities Act of 1933, as amended, of up to 10,350,000 shares of the Company's common stock, $0.001 par value per share (the "Stock"), which are authorized but unissued stock to be offered and sold by the Company (including up to 1,350,000 shares subject to the underwriters' over-allotment option). The Stock is to be sold to the underwriters named in the Registration Statement for resale to the public.

     As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale of the Stock.

     We are of the opinion that the up to 10,350,000 shares of Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

                              Very truly yours,


                              /s/ Morrison & Foerster LLP